Exhibit 23.1
Consent of PricewatershouseCoopers LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 26, 2014, except for the effects of the change in the composition of reportable segments in Notes 1, 5, 6 and 21 as to which the date is May 11, 2015, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Post Holdings, Inc.’s Current Report on Form 8-K dated May 11, 2015. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firms” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
St. Louis, Missouri
May 11, 2015